Exhibit 99.1

Gaming Partners International Reports Financial Results
for the First  Quarter of 2010

Las Vegas, Nevada, May 12, 2010 – Gaming Partners International Corporation (Nasdaq: GPIC), a leading worldwide provider of casino currency and table gaming equipment, today announced financial results for the first quarter ended March 31, 2010.

For its first quarter of 2010, the Company posted revenues of $10.9 million and net income of $37,000, or $0.00 per basic and diluted share. These results compare to revenues of $8.9 million and net loss of $0.5 million, or $0.06 per basic and diluted share, for the first quarter of 2009. Gross profit for the quarter was $3.7 million, or 34% of revenues, compared to $2.4 million, or 27% of revenues, for the first quarter of 2009.

Stockholders’ equity decreased by $1.2 million in the first quarter of 2010 to $38.3 million. As of March 31, 2010 the Company had cash, cash equivalents, and marketable securities of $19.1 million, compared to $18.8 million as of December 31, 2009.

“First quarter revenues were up more than 20% over last year and we had a break-even bottom line, which was a notable improvement over last year’s first quarter loss,” said Greg Gronau, GPIC’s President and CEO.  “I am excited about our second quarter. We got off to a strong start with the shipment to Singapore of the Marina Bay Sands order, which was originally planned to be shipped in the first quarter. Additionally, the Company recently received temporary licenses to distribute its products in Pennsylvania and Delaware. We are now aggressively soliciting orders in those states to supply casinos that are expected to begin table game operations this summer.”

About Gaming Partners International Corporation (GPIC)

GPIC manufactures and supplies (under the brand names of Paulson®, Bourgogne et Grasset® and Bud Jones®) casino chips, including plaques and jetons and low and high frequency RFID chips, low and high frequency RFID readers, table layouts, playing cards, table accessories, gaming furniture, dice, roulette wheels, and other products that are used with casino table games such as blackjack, poker, baccarat, craps, and roulette. GPIC is headquartered in Las Vegas, Nevada, with offices in Beaune, France; San Luis Rio Colorado, Mexico; Atlantic City, New Jersey; and Gulfport, Mississippi. GPIC sells its casino products directly to licensed casinos throughout the world. For additional information about GPIC, visit our web site at www.gpigaming.com.

Safe Harbor Statement

This release contains “forward-looking statements” based on current expectations involving known and unknown risks and uncertainties, such as statements relating to anticipated future sales or the timing thereof; the long-term growth and prospects of our business or any jurisdiction; the duration or effects of unfavorable economic conditions which may reduce our product sales; and the long term potential of the RFID gaming chips market and the ability of GPIC to capitalize on any such growth opportunities. Actual results or achievements may be materially different from those expressed or implied. GPIC’s plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing and its ability to consummate acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, “Risk Factors” of the Company’s Annual Report on Form 10-K for the period ended December 31, 2009, all of which are difficult or impossible to predict accurately and many of which are beyond its control. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

For more information please contact:
For Gaming Partners International Corporation:

David W. Grimes
702-598-2400
dgrimes@gpigaming.com

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GAMING PARTNERS INTERNATIONAL CORPORATION
CONSOLIDATED BALANCE SHEETS
March 31,
(unaudited)
(in thousands, except share amounts)

	March 31,	December 31,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$4,187	$3,238
Marketable securities	14,950	15,600
Accounts receivable, less allowance for doubtful accounts of
$179 and $220, respectively	3,994	7,035
Inventories	7,042	7,173
Prepaid expenses	479	506
Deferred income tax asset	561	707
Other current assets	1,266	1,241
Total current assets	32,479	35,500
Property and equipment, net	12,611	13,454
Intangibles, net	661	676
Deferred income tax asset	1,657	1,657
Inventories, non-current	1,645	1,686
Other assets, net	279	305
Total assets	$49,332	$53,278

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$100	$546
Accounts payable	2,230	2,828
Accrued liabilities	3,765	3,516
Customer deposits	3,473	4,698
Income taxes payable	396	569
Other current liabilities	435	649
Total current liabilities	10,399	12,806
Long-term debt, less current maturities	44	314
Deferred income tax liability	568	623
Other liabilities	42	45
Total liabilities	11,053	13,788
Commitments and contingencies - see Note 6
Stockholders' Equity:
Preferred stock, authorized 10,000,000 shares, $.01 par value,
none issued and outstanding	-	-
Common stock, authorized 30,000,000 shares, $.01 par value,
8,199,016 and 8,199,016 respectively, issued and outstanding	82	82
Additional paid-in capital	19,046	18,985
Treasury stock, at cost; 8,061 shares	(196)	(196)
Retained earnings	17,383	17,346
Accumulated other comprehensive income	1,964	3,273
Total stockholders' equity	38,279	39,490
Total liabilities and stockholders' equity	$49,332	$53,278

GAMING PARTNERS INTERNATIONAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2010	2009
Revenues	$10,945	$8,943
Cost of revenues	7,274	6,530
Gross profit	3,671	2,413

Marketing and sales	1,086	983
General and administrative	2,594	2,323
Operating loss	(9)	(893)
Other income and (expense)	63	131
Income (loss) before income taxes	54	(762)
Income tax expense (benefit)	17	(263)
Net income (loss)	$37	$(499)

Earnings per share:
Basic	$0.00	$(0.06)
Diluted	$0.00	$(0.06)
Weighted-average shares of common stock outstanding:
Basic	8,199	8,103
Diluted	8,203	8,103